Exhibit 99.1

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

Third Quarter Report

Quarter ended September 30, 2011

The Palms of Monterrey in Fort Myers, Florida (left) and The Lakes of Margate in Margate, Florida (right) are assets of Behringer Harvard Opportunity REIT II, Inc.

Third Quarter Overview

As of December 27, 2011

•        We continue making progress on the disposition of several assets. These sales will be part of the planned special distribution previously announced. On December 22, the REIT sold Archibald Business Center in Ontario, California. The sale price was $15 million. On September 22, the REIT sold its net 16% interest in Inland Empire Distribution Center in San Bernardino, California. Both transactions resulted in fully loaded, net-of-fees double-digit percentage returns to the REIT over their approximately one-year holding periods.

•        We are under contract on The Palms of Monterrey, a multifamily property in Fort Myers, Florida. The expected sale price is more than one-third greater than our gross cost. We expect to complete this sale in January of 2012.

•        On December 19, we acquired a 94% joint venture interest in Arbors Harbor Town Apartments, a 345-unit multifamily community located in Memphis, Tennessee. The property was 96% leased as of the closing date. The purchase price was $31.5 million.

•        On October 19, the REIT acquired a 93% joint venture interest in Lakes of Margate, a 280-unit multifamily community located in Margate, Florida. The property was 94% leased as of September 30, 2011. The purchase price was $24.4 million.

•        On August 30, the REIT acquired an 85% joint venture interest in Babcock Self Storage, a 537-unit self-storage facility in San Antonio, Texas. As of September 30, 2011, it was 81% leased. The purchase price was $3.5 million.

Financial Highlights

Some numbers have been rounded for presentation purposes.

(in thousands, except	3 mos. ended	3 mos. ended	9 mos. ended	9 mos. ended
per share data)	Sep. 30, 2011	Sep. 30, 2010	Sep. 30, 2011	Sep. 30, 2010
FFO	$950	$(1,930)	$1,821	$4,052
FFO, per share	$0.04	$(0.09)	$0.08	$0.22
Distributions declared	$3,090	$2,587	$8,881	$6,877
Distributions per share	$0.126	$0.126	$0.374	$0.374

(in thousands)	As of Sep. 30, 2011	As of Dec. 31, 2010
Total assets	$409,198	$367,479
Total liabilities	$217,006	$185,268

Investor Information

A copy of the REIT’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov or by written request to the REIT at its corporate headquarters. You may also elect to sign up for electronic delivery by visiting behringerharvard.com and selecting the option to “Go Paperless” at the top of the home page. For additional information about Behringer Harvard and its real estate programs, please contact us at 866.655.3650.

Reconciliation of FFO to Net Income (Loss)

(in thousands)	3 mos. ended Sep. 30, 2011	3 mos. ended Sep. 30 2010	9 mos. ended Sep. 30, 2011	9 mos. ended Sep. 30, 2010
Net income (loss)	$280	$(3,529)	$(6,893)	$1,419
Net loss (income) to noncontrolling interest	416	231	1,351	(388)
Real estate depreciation and amortization(1)	3,515	1,520	10,624	3,173
(Gain)/loss on sale of unconsolidated joint venture	(3,261)	(152)	(3,261)	(152)
FFO(2)	$950	$(1,930)	$1,821	$4,052

(1)

Real estate depreciation and amortization includes our consolidated real estate depreciation and amortization expense, as well as our pro rata share of those unconsolidated investments that we account for under the equity method of accounting and the noncontrolling interest adjustment for the third-party partner’s share of the real estate depreciation and amortization.

(2)

Funds from operations (FFO) is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization of real estate assets, after adjustments for unconsolidated partnerships, joint ventures, and subsidiaries.

FFO should not be considered as an alternative to net income (loss), or as an indication of our liquidity. Neither is it indicative of funds available to fund our cash needs, including our ability to fund distributions. FFO should be reviewed in connection with other GAAP measurements. A reconciliation of FFO and FFO-per-share to net income can be found in our third quarter Form 10-Q on file with the SEC.

15601 Dallas Parkway, Suite 600

Addison, TX 75001

Date Published 12/11

1023-1 OP2-IN-FD-Q3 2011 Report

© 2011 Behringer Harvard

Third Quarter Report

Behringer Harvard Opportunity REIT II, Inc.